Exhibit 99.1

Contact:	Karen L. Dexter

Director, Investor Relations

Ampex Corporation

(650) 367-4111

AMPEX AND HILLSIDE SIGN LETTER OF INTENT

TO RESTRUCTURE PENSION NOTES

REDWOOD CITY, Calif., September 12, 2007, – Ampex Corporation (Nasdaq:AMPX) today announced that it has entered into a Standstill Agreement with Hillside Capital Incorporated (“Hillside”) that provides 60 days for the parties to complete documentation which will restructure the Hillside Notes, clarify how future pension contributions will be funded and raises additional equity financing to pursue its patent monetization program. The notice of default issued by Hillside in July 2007 will be rescinded at closing, and during the standstill period Hillside has agreed not to accelerate the maturity of their indebtedness or commence legal action against the Company.

Key elements of the agreement include:

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Through September 30, 2009, payments of Hillside obligations will be based on Excess Cash Flow, as defined. Scheduled payments otherwise due to Hillside during this period will be paid by the issuance of additional Hillside Notes if Excess Cash Flow is insufficient. Deferred amounts will be repayable in full on September 30, 2009.

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Ampex reiterates that it is primarily obligated to fund its defined benefit pension plans and Hillside acknowledges that it will fund such contributions if Ampex’s liquidity is not sufficient to make the payments.

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Hillside will receive a lien on substantially all assets of the Company for these concessions, warrants to purchase stock should Hillside fund future pension contributions, Board observation rights and access to financial and other information of the Company.

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The restructuring is conditioned upon raising a minimum of $15 million of equity. Proceeds of the offering will be first used to repay any outstanding Senior Notes, and the balance will be available to fund other general corporate initiatives, subject to certain requirements to repay other debt.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the progress of the Company’s negotiations with Hillside, the possibility of legal proceedings brought by or against the Company involving Hillside, the PBGC or other parties, the effect of any such litigation on the Company’s business, assets, financial condition and ability to obtain additional debt or equity financing and complete its strategic business plans, the Company’s ability to raise new equity or explore other avenues to fund operating requirements, the effect of any of the foregoing on the Company’s stock price and exchange listing, and the other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the SEC.